Exhibit 3.2

STATE OF NEVADA

BARBARA K. CEGAVSKE Secretary of State		JEFFREY LANDERFELT Deputy Secretary for Commercial Recordings

OFFICE OF THE
SECRETARY OF STATE

Certified Copy

June 2, 2015

Job Number:          C20150602-2561

Reference Number: Expedite:

Through Date:

The undersigned filing officer hereby certifies that the attached copies are true and exact copies of all requested statements and related subsequent documentation filed with the Secretary of State’s Office, Commercial Recordings Division listed on the attached report.

Document Number(s) Description		Number of Pages
20150251230-21	Certificate of Correction	2 Pages/1 Copies

Respectfully, BARBARA K. CEGAVSKE Secretary of State
Certified By: A Frieser Certificate Number: C20150602-2561 You may verify this certificate online at http://www.nvsos.gov/

Commercial Recording Division
202 N. Carson Street
Carson City, Nevada 89701-4201
Telephone (775) 684-5708
Fax (775) 684-7138

BARBARA K. CEGAVSKE Secretary of State 202 North Carson Street Carson City, Nevada 89701-4201 (775) 684-5708 Website: www.nvsos.gov

Certificate of Correction (PURSUANT TO NRS CHAPTERS 78, 78A, 80, 81, 82, 84, 86, 87, 87A, 88, 88A, 89, AND 92A)

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Correction

 (Pursuant to NRS Chapters 78, 78A, 80, 81, 82, 84, 86, 87, 87A, 88, 88A, 89 and 92A)

1. The name of the entity for which correction is being made:

Drone Aviation Holding Corp.

2. Description of the original document for which correction is being made:

Certificate of Designation of Preferences, Rights and Limitations of Series G Convertible Preferred Stock

3. Filing date of the original document for which correction is being made:	June 1, 2015

4. Description of the inaccuracy or defect:

Correction to Section 3

5. Correction of the inaccuracy or defect:

Section 3 shall be restated as set forth in the attached.

6. Signature:

X /s / Kendall W. Carpenter	EVP and CFO	June 2, 2015
Authorized Signature	Title *	Date

* If entity is a corporation, it must be signed by an officer if stock has been issued, OR an incorporator or director if stock has not been issued; a limited-liability company, by a manager or managing members; a limited partnership or limited-liability limited partnership, by a general partner; a limited-liability partnership, by a managing partner; a business trust, by a trustee.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State Correction Revised: 1-5-15

Section 3.       Liquidation.

(a)                Upon the liquidation, dissolution or winding up of the business of the Corporation, whether voluntary or involuntary, each holder of Series G Preferred Stock shall be entitled to receive, for each share thereof, out of assets of the Corporation legally available therefor, a preferential amount in cash equal to (and not more than) the Stated Value. All preferential amounts to be paid to the holders of Series G Preferred Stock in connection with such liquidation, dissolution or winding up shall be paid before the payment or setting apart for payment of any amount for, or the distribution of any assets of the Corporation to the holders of (i) any other class or series of capital stock whose terms expressly provide that the holders of Series G Preferred Stock should receive preferential payment with respect to such distribution (to the extent of such preference) and (ii) the Corporation's Common Stock but not before any payment to the Corporation's Series B-1 Convertible Preferred Stock. If upon any such distribution the assets of the Corporation shall be insufficient to pay the holders of the outstanding shares of Series G Preferred Stock (or the holders of any class or series of capital stock ranking on a parity with the Series G Preferred Stock as to distributions in the event of a liquidation, dissolution or winding up of the Corporation) the full amounts to which they shall be entitled, such holders shall share ratably in any distribution of assets in accordance with the sums which would be payable on such distribution if all sums payable thereon were paid in full.

(b)               Upon the completion of the distribution required by subparagraph (a) of this Section 3 and the distribution to holders of any other of the Corporation's securities which entitles them to a preferential payment over the Common Stock, the holders of Series G Preferred Stock shall be entitled to participate in any distribution made to the holders of Common Stock, on an "as-converted basis", along with any other holders who are entitled to such distribution, on a pro rata basis, based on the number of shares of Series G Preferred Stock held at the time of such distribution. For the avoidance of doubt, holders of the Series G Preferred Stock shall not be entitled to any payment or distribution in connection with any payments made to holders of the Corporation's Series B-1 Convertible Preferred Stock, including pursuant to Section 3 of the Certificate of Designations of Preferences, Rights and Limitations of Series B-1 Convertible Preferred Stock.

(c)                Any distribution in connection with the liquidation, dissolution or winding up of the Corporation, or any bankruptcy or insolvency proceeding, shall be made in cash to the extent possible. Whenever any such distribution shall be paid in property other than cash, the value of such distribution shall be the fair market value of such property as determined in good faith by the Board of Directors of the Corporation